Exhibit 99.2
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Barings BDC, Inc.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Barings BDC, Inc. (the “Company”) as of December 31, 2016, and for the year then ended, and have expressed an unqualified opinion thereon dated February 22, 2017. The senior securities table included in this Annual Report on Form 10-K has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Ernst & Young LLP

Raleigh, North Carolina
April 6, 2017